Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 14, 2018, in the Registration Statement and related Prospectus of Oaktree Real Estate Income Trust, Inc. for the registration of up to $2,000,000,000 in shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

February 14, 2018